Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Todd A. Reppert, President and CFO

treppert@mainstcapital.com

713-350-6000

Dennard Rupp Gray & Lascar, LLC

Ken Dennard  |  ksdennard@drg-l.com

Ben Burnham |  bburnham@drg-l.com

713-529-6600

MAIN STREET CAPITAL ANNOUNCES 4% DIVIDEND INCREASE

Monthly Dividends for April, May and June 2011 Increase to $0.13 Per Share

HOUSTON, March 9, 2011 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors declared monthly dividends of $0.13 per share for each of April, May and June 2011.  These monthly dividends, which will be payable pursuant to the table below, equate to a total of $0.39 per share for the second quarter of 2011. The second quarter 2011 dividends represent a 4.0% sequential increase from the dividends declared by Main Street for the first quarter of 2011 and also represent a 4.0% increase from the dividends declared for the second quarter of 2010.  The dividends per share for the second quarter of 2011 equate to an approximate annualized yield of 8.1% based on Main Street’s current share price. Including the dividends declared for the second quarter of 2011, Main Street will have paid $5.52 per share in cumulative dividends since its October 2007 initial public offering.

Summary of Second Quarter 2011 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share

3/9/11	3/22/11	3/24/11	4/15/11	$0.13

3/9/11	4/19/11	4/21/11	5/16/11	$0.13

3/9/11	5/18/11	5/20/11	6/15/11	$0.13

			Total for Second Quarter 2011:	$0.39

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated book income due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at our taxable subsidiaries, and (iv) the amount of undistributed taxable income (or “spillover income”) carried over from a given year for distribution in the following year. The final determination of 2011 taxable income, as well as the tax attributes for 2011 dividends, will be made after the close of the 2011 tax year.  The final tax attributes for 2011 dividends will generally include both ordinary taxable income and capital gains but may also include qualified dividends and return of capital.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of our common stock.  Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on a specified valuation date for each dividend as determined by Main Street’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

As previously announced, Main Street will release fourth quarter and full year 2010 financial results on Thursday, March 10, 2011, after the financial markets close.  In conjunction with the fourth quarter and full year 2010 earnings release, Main Street has scheduled a conference call for Friday, March 11, 2011 at 10:00 a.m. Eastern Time.  Please see Main Street’s press release dated February 24, 2011, which can be found on its website, for details on how to participate in the conference call.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street’s lower middle market investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street also maintains a portfolio of privately placed secured, interest-bearing debt investments in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the annualized dividend yield represented by the second quarter 2011 dividends and the potential tax attributes for 2011 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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